This filing amends the Company’s Current Report on Form 8-K filed on July 8, 2020 to include information that was not available at the time of the original filing.
Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)    On November 14, 2020, the Company and Stuart I. Grimshaw (former Chief Executive Officer) entered into a Transition Employment Agreement (the “Agreement”) regarding the terms and conditions of Mr. Grimshaw’s employment as special adviser and his ultimate separation from employment with the Company. The Agreement became effective on November 21, 2020 upon the expiration of a seven-day revocation period.
Under the terms of the Agreement, Mr. Grimshaw’s employment as special advisor will continue for three years unless earlier terminated pursuant to the provisions of the Agreement. As compensation for services as special advisor, the Company will pay Mr. Grimshaw an aggregate of $800,000 as follows: $200,000 on the effective date of the Agreement; $225,000 on November 30, 2020; $225,000 on December 31, 2020; and $50,000 per year over the three-year term of the Agreement.
In addition, the Company will to pay Mr. Grimshaw $1 million as severance for his termination of employment at the end of the Agreement. This amount represents the contractual severance arrangement that was part of Mr. Grimshaw’s terms of employment as Chief Executive Officer and will be paid in the form of salary continuation over the one-year period commencing on the effective date of the Agreement.
The Agreement specifies that Mr. Grimshaw will not receive any other payout under the fiscal 2020 short-term bonus plan or any payments in lieu thereof (other than the payments described above) and that he will forfeit all of the long-term incentive awards that were outstanding at the time he relinquished the position of Chief Executive Officer (covering 696,162 shares of Class A Non-Voting Common Stock in the aggregate).
The Agreement contains customary release provisions pursuant to which Mr. Grimshaw releases the Company from any and all claims and demands. It also specifies that Mr. Grimshaw will continue to be subject to non-competition and non-solicitation restrictions during the term of the Agreement (or, if terminated earlier, for at least one year following the effective date of the Agreement).
The Agreement may be terminated by Mr. Grimshaw for any reason, and may be terminated by the Company for cause or if Mr. Grimshaw accepts certain other employment or engagements.
A copy of the Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended September 30, 2020, which is due to be filed on December 14, 2020.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
    EZCORP, INC.
Date: November 27, 2020    By:
        Thomas H. Welch, Jr.
        Chief Legal Officer and Secretary